File No. 70-9907
      (Acquisition of the Common Stock of Fellon-McCord, AGS and the Partnership Interests of Alliance)

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                             FORM U-1

                      APPLICATION/DECLARATION

                               UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                 _________________________________

   Allegheny Ventures, Inc.        Allegheny Energy, Inc.
     10435 Downsville Pike         10435 Downsville Pike
  Hagerstown, Maryland 21740     Hagerstown, Maryland 21740

               Allegheny Energy Service Corporation
                       10435 Downsville Pike
                    Hagerstown, Maryland 21740
                __________________________________

                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                    Hagerstown, Maryland 21740

 The Commission is requested to send copies of all notices, orders and communications in connection with this Application /
                          Declaration to:


                     Thomas K. Henderson, Esq.
                Vice President and General Counsel
                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD 21740

                       Anthony Wilson, Esq.
                          Senior Attorney
               Allegheny Energy Service Corporation
                       10435 Downsville Pike
                       Hagerstown, MD 21740

                          AMENDMENT NO. 1
                                TO
                             FORM U-1


     On July 9, 2001, Applicants filed a U-1 application with this Commission requesting approval of the transactions herein not later than October 1, 2001. To date no order has been issued. In order to timely execute the transactions proposed hereunder,
Applicants now propose to utilize Rule 58. Accordingly, Applicants respectfully withdraw this application from Commission consideration.

                            SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                               Allegheny Energy, Inc.
                               Allegheny Ventures, Inc.
                               Allegheny Energy Service Corporation


                               By /s/ THOMAS K. HENDERSON

Date:  October 30, 2001               Thomas K. Henderson